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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549


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                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



                       Date of Report April 8, 1994


                                                                    I.R.S.
Commission                                                         Employer
   File                                          State of       Identification
  Number              Registrant               Incorporation        Number


001-11227     Washington Energy Company           Washington       91-1005304
001-11271     Washington Natural Gas Company      Washington       91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code:  (206) 622-6767


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                                  PAGE 2

Item 5.  Other Events

On April 7, 1994, Washington Energy Company made the following press release:


UTILITY REGULATORY STAFF RECOMMENDS $19 MILLION INCREASE FOR WNG

     SEATTLE -- The staff of the Washington Utilities and Transportation Commission (WUTC) has recommended a $19 million increase, or 4.9 percent, in annual revenues for Washington Natural Gas, the gas utility subsidiary of Washington Energy Company (NYSE:WEG). If the staff's recommendation is adopted by the WUTC, the average residential bill would increase by approxi-

mately $2.42 a month.

     The filing made yesterday (April 6), is a recommendation by the staff of the WUTC. The WUTC's three commissioners now have until October 19, 1994, to issue a final decision on the utility's rate increase request.

     The WUTC staff proposal is in response to the November 1993 request filed by Washington Natural Gas for a rate increase of $24.6 million, or 6.4 percent, in annual revenues.

     The gas utility's filing seeks to update its rates to cover costs related to increased customer usage and improvements to its distribution system, as well as increases in operating costs since the 1991 test year on which current rates are based. The test year for this current filing covers a 12-month period ending September 30, 1993.

     Neither the staff's nor the company's filings request a change to Washington Natural Gas' currently authorized 9.15 percent overall rate of return or its 10.5 percent return on common equity.

     Washington Natural Gas, serving more than 440,000 customers in the Puget Sound region of Washington state, is the largest gas utility in the Pacific Northwest.

                                  PAGE 3


Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         WASHINGTON ENERGY COMPANY


                         by /S/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


                         WASHINGTON NATURAL GAS COMPANY


                         by /S/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


April 8, 1994